Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference through this Form 8-K/A of our report, dated March 3, 2023, relating to the consolidated financial statements of HMN Financial, Inc. and Subsidiaries, which report appears in the Annual Report on Form 10-K/A of HMN Financial, Inc. and Subsidiaries for the year ended December 31, 2023, in the Registration Statement on Form S-8 (No. 333-233824) and Registration Statement on Form S-3 (No. 333-274509) of Alerus Financial Corporation and Subsidiaries.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

December 19, 2024